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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Carolyn Holck Brown                Jennifer J. Bourgoin
         Phase Two Strategies               Platinum Software Corporation
         415/772-8415                       888/450-4520
         c_holck_brown@p2pr.com             jbourgoin@platsoft.com

                          Platinum Software Corporation
                       To Acquire Clientele Software Inc.

         Customer Service Software Vendor To Extend Platinum Software's
          Strategic Initiative into Customer Information Systems Market

IRVINE, Calif., (June 30, 1997) - Platinum Software Corporation (NASDAQ: PSQL), a leading provider of midmarket, high-performance client/server financial accounting applications, today announced that it has entered into a definitive agreement to acquire privately held Clientele Software Inc., of Portland, Oregon, a leading provider of customer service software. The acquisition represents Platinum Software's formal entry into the Customer Information Systems (CIS) market, denoting a strategic expansion of the company's product and customer base.

         The acquisition is structured as a merger and is being accounted for as a pooling of interests, based on an exchange of stock with an effective closing today. Platinum will issue up to 1.1 million shares of common stock for all the outstanding shares and stock options of Clientele.




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             PLATINUM SOFTWARE TO ACQUIRE CLIENTELE SOFTWARE - P. 2


         "The acquisition of Clientele enables Platinum to expand our mission and market beyond core financial applications. The acquisition also marks the initial execution of our announced intentions to move into the CIS market which ultimately will integrate applications such as sales force automation, help desk and enterprise resource planning. The strategy will allow us to offer a complete applications solution focused on customer-centric information," said George Klaus, chairman, president and CEO of Platinum Software Corporation. "With Platinum SQL's scalable architecture and the largest midmarket accounting software installed base on Microsoft SQL Server and Windows NT, adding CIS functionality is consistent with our intent to provide access to core business information throughout the enterprise--ultimately reducing redundancy while improving accuracy and customer service."

         Platinum Software will develop and offer a solution enabling their customers to extend their financial systems into complete customer information systems. According to Dataquest, a Gartner Group company, the Customer Service and Support market has an average growth rate of 30 percent annually, with a projected $2 billion dollar market existing by 2001.

         "In addition to the two companies' products, our plans call for the timely integration of Clientele sales, marketing, packaging and promotion with other branded Platinum Software products," said Bill Pieser, senior vice president of marketing and business development for Platinum Software Corporation. "With the Clientele brand already established, Platinum Software intends to maintain, build and leverage the brand's value."

         "The staff and management of Clientele are excited about our new future with Platinum Software," said Dale Yocum, president and CEO of Clientele Software. "Clientele products are synergistic with Platinum's current offerings. Our combined CIS strategy means a new, powerful player will emerge in the midmarket. Platinum Software is now the CIS company to watch."




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             PLATINUM SOFTWARE TO ACQUIRE CLIENTELE SOFTWARE - P. 3


ABOUT CLIENTELE SOFTWARE INC.

         Founded in 1988, Clientele Software Inc. is a market leader in customer service applications with more than 1,500 installations worldwide. Clientele is the maker and marketer of Clientele, a mission-critical application used for supporting and managing customer support operations. Other products include Clientele IS for internal help desks; Clientele Conductor for automated database monitoring, escalating and reporting; Clientele Client/Server for scalable, long-term growth; Clientele Replication Server for current and consistent data for mobile workforces, and ClienteleNet for web access for customers and field staff.

ABOUT PLATINUM SOFTWARE CORPORATION

         Platinum Software, the financial software company, develops and markets leading client/server software products for corporations worldwide. The company's products enable organizations to scale their technology investments to meet the changing needs of their businesses. Founded in 1984, Platinum Software is based in Irvine, California. More information about Platinum Software Corporation and its products and services is available at the Platinum World Wide Web site (http://www.platsoft.com).

                                      # # #

Platinum is a registered trademark of Platinum Software Corporation. Clientele is a registered trademark of Clientele Software, Inc. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged.

Certain of the statements contained in this press release are forward-looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially. Specifically, comments related to the demand for and acceptance of the Company's products, the timing of integration between Platinum and Clientele products, the size, characteristics and expected growth rate of the Company's markets and the Company's position in those markets, are subject to a number of risks and uncertainties. Some factors impacting the accuracy of the forward-looking statements include: the rate of growth in market demand for customer information software; the acceptance of the Company's products; unexpected delays in integrating Platinum and Clientele products; intense competitive conditions; rapid technological change; frequent new product introductions and other factors which may be discussed from time to time in the Company's SEC filings. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Form 10-Q for the quarter ending March 31, 1997.